Exhibit (a)(17)

SCHEDULE I

SUPPLEMENT TO INFORMATION STATEMENT

PARALLEL PETROLEUM CORPORATION

1004 N. BIG SPRING, SUITE 400

MIDLAND, TEXAS 79701

Supplement to Information Statement Pursuant to

Section 14(f) of the Securities Exchange Act of 1934

and Rule 14f-1 Thereunder

The Information Statement, pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder, attached as Annex A to the Schedule 14D-9 filed on September 24, 2009 is amended, restated and supplemented by deleting the third paragraph on page A-3 thereof and replacing it with the following:

“Additionally, the Merger Agreement provides that following the election or appointment of Parent’s designees to the Board pursuant to the terms of the Merger Agreement and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize: (i) any termination of the Merger Agreement by the Company, (ii) any amendment to the Merger Agreement if action of the Board of Directors is required for such amendment, (iii) any extension of time for the performance of any of the obligations or other actions required under the Merger Agreement by Parent or Merger Subsidiary, (iv) any enforcement or waiver of compliance with any of the agreements or conditions in the Merger Agreement for the benefit of the Company, (v) any action to seek to enforce any obligations of Parent or Merger Subsidiary under the Merger Agreement or (vi) any other action by the Board under or in connection with the Merger Agreement.

The Parent Designees will be selected from among the individuals set forth in the table below. Parent and Merger Subsidiary have informed the Company that each of the following individuals has consented to serve as a director of the Company if appointed or elected. None of the Parent Designees currently is a director of, or holds any positions with, the Company. Parent has advised the Company that none of the Parent Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC other than, in each case, with respect to the transactions between Parent, Merger Subsidiary and the Company and certain of the directors, executive officers and other stockholders of the Company that have been described in the Schedule TO, the Schedule 14D-9 and this Information Statement. There are no familial relationships among any of the Parent Designees or between the Parent Designees and any other directors or executive officers of the Company. The name, business address, citizenship, age, present principal occupation or employment and five-year employment history of each of the individuals that may be selected to serve as Parent Designees are set forth below.

Parent and Merger Subsidiary have each informed the Company that none of the Parent Designees has been, during the past five years, (i) convicted in a criminal proceeding (excluding traffic violations or misdemeanors), (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed for the person’s property, or (iv) been subject to any judgment, decree or final order enjoining the person from engaging in any type of business practice.

It is expected that the selected Parent Designees may assume office immediately upon the Acceptance Date. No determination has been made as to which of the current directors will resign.

Name and Business Addresses; Citizenship	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Andrew Africk c/o Apollo Management VII, L.P. 9 W. 57th Street New York, New York 10019	43	Senior Partner of affiliates of Apollo Global Management. Mr. Africk has been employed by affiliates of Apollo Global Management since 1992.

Citizenship: United States		In addition, Mr. Africk serves as a director of Hughes Communications, Inc., Hughes Telematics Inc. and SourceCorp, Inc.

Robert Falk c/o Apollo Management VII, L.P. 9 W. 57th Street New York, New York 10019	71	Partner/Senior Advisor of affiliates of Apollo Global Management. Mr. Falk has been employed by affiliates of Apollo Global Management for over 15 years.

Citizenship: United States

Sam Oh c/o Apollo Management VII, L.P. 9 W. 57th Street New York, New York 10019 Citizenship: Canada	39	Partner of affiliates of Apollo Global Management; Vice President and Treasurer of PLLL Holdings, LLC and Director, Vice President and Treasurer of PLLL Acquisition Co. Mr. Oh has been employed by affiliates of Apollo Global Management since April 2008. Prior to joining, Mr. Oh was an Executive Director at Morgan Stanley and worked there from August 1999 to April 2008.

Aaron Stone c/o Apollo Management VII, L.P. 9 W. 57th Street New York, New York 10019	36

Senior Partner of affiliates of Apollo Global Management; President of PLLL Holdings, LLC and President/Director of PLLL Acquisition Co. Mr. Stone has been employed by affiliates of Apollo Global Management since 1997.

Citizenship: United States		In addition, Mr. Stone serves as a director of AMC Entertainment Inc., Hughes Communications Inc., Hughes Telematics, Inc., and Connections Academy, LLC.

Jordan Zaken c/o Apollo Management VII, L.P. 9 W. 57th Street New York, New York 10019	34	Partner of affiliates of Apollo Global Management. Mr. Zaken has been employed by affiliates of Apollo Global Management since 1999.

Citizenship: United States		In addition, Mr. Zaken serves as a director of Hexion Specialty Chemicals and Verso Paper Corp.”